UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/16/2005

Municipal Mortgage & Equity, LLC
(Exact name of registrant as specified in its charter)

Commission File Number:  001-11981

Delaware	52-1449733
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

621 E. Pratt Street, Suite 300
Baltimore, MD 21202
(Address of principal executive offices, including zip code)

(443) 263-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

MMA Mortgage Investment Corporation ("MMIC"), an indirect wholly owned subsidiary of Municipal Mortgage & Equity, LLC (the "Company"), entered into an Amended and Restated Credit Agreement effective as of November 16, 2005 between U.S. Bank National Association ("U.S. Bank") and MMIC (the "Credit Agreement"). The Credit Agreement provides for revolving loans to MMIC to finance specified types of mortgage loans and investments in an amount of up to $110 million through December 31, 2005 and up to $75 million thereafter, subject to sub-limits for particular classifications of borrowings. The loans have varying maturities, but all loans mature not later than September 29, 2006. Depending on the type of borrowing, loans under the Credit Agreement bear interest at either a fixed rate or a floating rate based on either U.S. Bank's prime rate or the one-month LIBOR rate, plus a spread. The loans are secured by a first priority lien on specified mortgage loans and investments financed under the Credit Agreement and certain servicing rights. The Credit Agreement requires MMIC to maintain a minimum specified servicing portfolio, a minimum adjusted tangible net worth and a minimum ratio of earnings before interest, depreciation and amortization less non-cash revenues to mandatory principal payments of indebtedness plus interest expense. The Credit Agreement contains customary events of default including, among others, failure to pay principal or interest, breach of representations, warranties or covenants, insolvency or dissolution of MMIC and acceleration of certain other indebtedness. Upon the occurrence of such events, the obligation to repay outstanding principal and accrued interest may be accelerated.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to the information set forth above under Item 1.01.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

Date: November 22, 2005	By:	/s/ William S. Harrison
William S. Harrison
Executive Vice President and Chief Financial Officer